Exhibit 10.5

Equity Transfer Agreement

Transferor (hereinafter referred to as Party A): Suzhou Anchuang Technology Management LLP

Transferee (hereinafter referred to as Party B): Trio-Tech (SIP) Co. Ltd

Target Company: Trio-Tech (Jiangsu) Co. Ltd

Unified Social Credit Code: 91320594MA7EEPGB96

Registered Address: Room 206-1, Zone B, Building 3, No. 99 Suhong West Road, Suzhou Industrial Park, Suzhou Area, China (Suzhou) Industrial Free Trade Zone

Legal Representative: Lim Hwee Poh

Whereas:
Party A legally owns 49% equity in the Target Company. Party A now intends to transfer part of its equity in the Company, and Party B intends to acquire the 49% equity held by Party A in the Company. The equity transfer by Party A has been approved by the shareholders' meeting of the Company.
After friendly negotiations, and based on the principles of equality, mutual benefit, and consensus, the parties have reached the following agreement on the equity transfer and agree to abide by it strictly:

Article 1: Equity Transfer

1.	Party A agrees to transfer its 49% equity and the corresponding capital contribution in the Company to Party B at a price of RMB 1 million. Party B agrees to accept the transfer.

2.	After the completion of this equity transfer, the equity structure of the Company shall be as follows:

Shareholder	Shareholding Ratio	Subscribed Capital Contribution (RMB)
[Name]	100%	500,000

Article 2: Equity Transfer Payment

The parties agree that Party B shall pay the equity transfer consideration to Party A in cash. After acquiring the equity, Party B shall assume the corresponding capital contribution obligation.

Article 3: Delivery Procedures

1.

The parties agree that the equity transfer cut-off date shall be 30 June 2025. The operational profits or losses of the Target Company after the cut-off date shall be borne or enjoyed in proportion to the post-transfer equity holdings. Any debts or liabilities not disclosed in this Agreement or its attachments that arise before the cut-off date shall be borne by both parties according to the current shareholding ratio.

2.	After the signing of this Agreement, both Party A and Party B shall proceed with the verification of assets and documentation.

3.

Upon completion of the handover, both parties shall immediately begin handling the necessary approvals and registration procedures for the equity transfer. This includes, but is not limited to, providing the equity transfer agreement, shareholders’ resolutions, written waivers from other shareholders regarding their pre-emptive rights, and amendments to the Articles of Association of the Target Company.

Article 4: Responsibilities and Obligations

1.	All parties shall provide the necessary materials and documents for the completion of the equity transfer and sign any required documents.

2.	All parties shall promptly handle the approval and registration procedures related to the equity transfer.

Article 5: Taxes and Fees

The statutory fees and all tax expenses arising from this equity transfer shall be borne by both parties according to the current shareholding ratio. The income tax on the equity transfer to be borne by Party A shall be paid by Party A.

Article 6: Shareholder Rights and Obligations Including Profits and Losses

1.	From the effective date of this agreement, Party B shall exercise shareholder rights and fulfil shareholder obligations.

2.	From the effective date of this agreement, Party B shall enjoy profits and bear risks and losses in accordance with its shareholding ratio.

Article 7: Breach of Contract

Any party that fails to perform or improperly performs any provision of this agreement shall be deemed in breach of contract and shall compensate the other party for any resulting losses in full.

Article 8: Dispute Resolution

Any dispute arising from or related to this agreement shall be resolved through negotiation between the parties. If negotiation fails, any party may bring a lawsuit in the People's Court at the location of the Company.

Article 9: Miscellaneous

1.

For matters not covered in this agreement, the parties may enter into a supplementary agreement through friendly negotiation. The supplementary agreement shall have the same legal effect and shall prevail over this agreement in case of any inconsistency.

2.	This agreement shall take effect upon signature by all parties.

3.	This agreement is made in four copies, with each party holding one copy, and one retained by the Target Company. All copies have equal legal effect.